Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No.1) of our report dated November 17, 2025 with respect to the audited financial statements of D. Boral Acquisition Corp. (the “Company”) as of September 30, 2025 and for the period from April 3, 2025 (inception) through September 30, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 22, 2026